FORM OF WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”) is made and entered into as of __(the “Effective Date”), by and between FAVO CAPITAL, INC., a Nevada corporation with its principal office at 4300 N. University Drive, Suite D-105, Lauderhill, Florida 33351 (the “Company”), and STEWARDS INTERNATIONAL FUNDS PCC (on behalf of the STEWARDS PRIVATE CREDIT FUND), a limited company organized under the laws of Mauritius, with its principal office at 12th Floor, Nexteracom Tower, Tower 1, Ebene, Quatre Bornes, Mauritius 72201 (the “Holder”).

RECITALS

WHEREAS, the Company is a diversified financial services company engaged in private credit and real estate operations, with plans to issue up to $50,000,000 in aggregate principal amount of unsecured, unsubordinated debt notes (the “Notes”) to the Holder pursuant to the Loan Agreement dated September [*], 2025 (the “Loan Agreement”);

WHEREAS, in connection with the Holder’s purchase of the Notes, the Company agreed to issue warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Warrant Shares”), at an exercise price of $0.76 per share, at a rate of one (1) Warrant per $0.76 of Actual Principal Amount advanced, as described in the Term Sheet dated September 9, 2025 (the “Term Sheet”), attached as Exhibit A to the Loan Agreement;

WHEREAS, the Warrants shall become exercisable following the later of (i) the Maturity Date of the Notes or (ii) a Liquidity Event, and shall remain exercisable for three (3) years thereafter, until August 31, 2033, as specified in the Term Sheet;

WHEREAS, the Holder has the option to use the Actual Principal Amount of the Notes, in whole or in part, as payment for the exercise of the Warrants, including anti-dilution protections and exemptions as specified in the Term Sheet;

WHEREAS, the Company and the Holder desire to set forth the terms and conditions governing the issuance, exercise, and transfer of the Warrants; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1:

DEFINITIONS

1.1   Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Actual Principal Amount”: The aggregate principal amount of Notes actually advanced by the Holder to the Company on or before the Closing Date, as defined in the Loan Agreement.

“Business Day”: Any day other than a Saturday, Sunday, or day on which banks in Las Vegas, Nevada, are required or permitted to be closed.

“Closing Date”: August 31, 2026, or such earlier date as agreed by the parties under the Loan Agreement.

“Debt Conversion Option”: The Holder’s option to use the Actual Principal Amount of the Notes, in whole or in part, as payment for the exercise of the Warrants, as described in Section 3.3 and the Term Sheet.

“Exercise Price”: $0.76 per share of Common Stock, subject to adjustment as provided in Article 4.

“Expiration Date”: The date that is three (3) years after the Maturity Date of the Notes, or August 31, 2033, unless extended or terminated earlier pursuant to this Agreement.

“Issuance Date”: The date within one (1) calendar month of the Closing Date on which the Warrants are issued to the Holder, expected to be no later than September 30, 2026.

“Liquidity Event”: (i) A change of control of the Company, meaning a transaction where any person or group acquires more than 50% of the voting power of the Company’s outstanding voting securities, or (ii) a sale of more than 75% of the Company’s assets.

“Warrants”: Rights to purchase shares of Common Stock at the Exercise Price, issued at a rate of one (1) Warrant per $0.76 of Actual Principal Amount, as described in the Loan Agreement and Term Sheet.

1.2 Other Terms. Capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement or Term Sheet, as applicable.

ARTICLE 2:

ISSUANCE OF WARRANTS

2.1 Issuance. In consideration of the Actual Principal Amount advanced by the Holder under the Loan Agreement, the Company shall issue to the Holder or its nominees, on the Issuance Date, Warrants to purchase a number of shares of Common Stock equal to the Actual Principal Amount divided by $0.76, rounded down to the nearest whole share.

2.2 Warrant Certificate. The Warrants shall be evidenced by a warrant certificate in the form attached as Exhibit A, delivered to the Holder on the Issuance Date, specifying the number of shares, Exercise Price, and Expiration Date.

2.3 No Fractional Warrants. No fractional Warrants shall be issued. If the calculation of Warrants results in a fractional share, the number of Warrants shall be rounded down to the nearest whole number.

ARTICLE 3:

EXERCISE OF WARRANTS

3.1 Exercise Period. The Warrants may be exercised, in whole or in part, at any time after the later of:

▪  The Maturity Date of the Notes (as may be extended per Section 4.3 of the Loan Agreement), or

▪  Immediately after the occurrence of a Liquidity Event and shall remain exercisable for a period of three (3) years thereafter, until the Expiration Date.

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3.2 Exercise Procedure. To exercise the Warrants, the Holder shall:

▪  Deliver a written notice of exercise in the form attached to the warrant certificate, specifying the number of Warrant Shares to be purchased.

▪  Pay the aggregate Exercise Price (number of Warrant Shares × $0.76, subject to adjustment) by wire transfer to an account designated by the Company, via cashless exercise pursuant to Section 3.4, or via the Debt Conversion Option pursuant to Section 3.3

▪  Surrender the warrant certificate to the Company or its transfer agent.

3.3 Debt Conversion Option. The Holder may, at its option, use the Actual Principal Amount of the Notes, in whole or in part, as payment for the aggregate Exercise Price of the Warrants, even in the case of a Liquidity Event. The number of Warrant Shares issued upon exercise via the Debt Conversion Option shall be calculated as:

  (Actual Principal Amount applied ÷ $0.76), rounded down to the nearest whole share.

  The applied Actual Principal Amount shall reduce the outstanding principal of the Notes accordingly, and any accrued but unpaid interest on the applied amount shall be paid in cash or added to the principal, as per the Loan Agreement.

  The Holder shall specify in the notice of exercise the portion of the Actual Principal Amount to be applied.

3.4 Cashless Exercise. If approved by the Company, the Holder may elect a cashless exercise, whereby the number of Warrant Shares issued shall be reduced by the number of shares with a fair market value (based on the average closing price of the Common Stock on the OTC Markets or any national exchange for the 10 trading days preceding the exercise date) equal to the aggregate Exercise Price.

3.5 Issuance of Warrant Shares. Upon exercise, the Company shall issue the Warrant Shares to the Holder within five (5) Business Days, registered in the name of the Holder or its nominee, bearing a restrictive legend as required by the Securities Act.

ARTICLE 4:

ADJUSTMENTS

4.1 Stock Splits and Dividends. If the Company effects a stock split, reverse stock split, or stock dividend on the Common Stock, the number of Warrant Shares and the Exercise Price shall be proportionately adjusted to reflect such event.

4.2 Anti-Dilution for Non-Exempt Issuances. If, at any time after the Issuance Date and prior to the Expiration Date, the Company issues or sells (or is deemed to issue or sell pursuant to Section 4.4) any shares of Common Stock (or securities convertible into or exercisable for Common Stock) at a price per share (the “New Issuance Price”) that is lower than the then-current Exercise Price (the “Dilutive Issuance”), and such issuance is not exempt under Section 4.3, the Exercise Price shall be automatically adjusted to the New Issuance Price, and the number of Warrant Shares shall be increased to the number determined by multiplying the then-current number of Warrant Shares by a fraction, (x) the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior to the Dilutive Issuance plus (B) the number of shares of Common Stock so issued or deemed issued in the Dilutive Issuance, and (y) the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior to the Dilutive Issuance plus (B) the number of shares of Common Stock which the aggregate consideration received (or deemed received) by the Company for the Dilutive Issuance would purchase at the New Issuance Price. Such adjustment shall be made successively whenever such a Dilutive Issuance occurs.

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4.3 Exemptions from Anti-Dilution. No adjustment to the Exercise Price or number of Warrant Shares shall be made under Section 4.2 for the following exempt issuances, as specified in the Term Sheet:

  Issuance of shares under approved employee incentive plans, capped at 5% of the Company’s fully diluted capital.

  Issuance of shares upon conversion or exercise of outstanding securities.

  Issuance of shares in connection with a bona fide public offering.

4.4 Deemed Issuances. For purposes of Section 4.2, the following shall be deemed issuances of Common Stock:

  The issuance of any security convertible into or exercisable for Common Stock at a price below the then-current Exercise Price.

  The issuance of options, warrants, or rights to acquire Common Stock at a price below the then-current Exercise Price.

  The issuance of Common Stock in payment of dividends or interest on securities convertible into Common Stock.

4.5 Reorganizations. In the event of a merger, consolidation, or reorganization (other than a Liquidity Event), the Holder shall be entitled to receive, upon exercise, the kind and amount of securities or property that the Holder would have received had the Warrants been exercised immediately prior to such event.

4.6 Notice of Adjustments. The Company shall notify the Holder in writing of any adjustment within ten (10) Business Days, specifying the new number of Warrant Shares and Exercise Price.

ARTICLE 5:

TRANSFER RESTRICTIONS

5.1 Restricted Securities. The Warrants and Warrant Shares are restricted securities under the Securities Act and may not be sold, transferred, or assigned except in compliance with the Securities Act.

5.2 Transfer Procedure. To transfer the Warrants, the Holder shall:

▪  Provide written notice to the Company, specifying the transferee and evidence of compliance with securities laws.

▪  Surrender the warrant certificate to the Company or its transfer agent.

The Company shall issue a new warrant certificate to the transferee within five (5) Business Days of approval.

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5.3 Legends. The warrant certificate and any certificates for Warrant Shares shall bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

ARTICLE 6:

REPRESENTATIONS AND WARRANTIES

6.1 Company Representations. The Company represents and warrants, as of the Effective Date and Issuance Date:

▪  It is a corporation duly organized, validly existing, and in good standing under Nevada law, with principal executive offices at 4300 N. University Drive, Suite D-105, Lauderhill, Florida 33351.

▪  It has full power and authority to execute this Agreement and issue the Warrants, which are valid and binding obligations, enforceable subject to bankruptcy and similar laws.

▪  The issuance of the Warrants does not conflict with the Company’s Articles of Incorporation, Bylaws, or existing agreements.

▪  The Warrant Shares, when issued upon exercise, will be duly authorized, validly issued, fully paid, and non-assessable.

6.2 Holder Representations. The Holder represents and warrants:

▪  It is an accredited investor under Rule 501(a) of Regulation D with sufficient knowledge to evaluate the investment.

▪  It is acquiring the Warrants for investment purposes, not for distribution, and understands their illiquidity and restrictions on transfer.

ARTICLE 7:

COVENANTS

7.1 Reservation of Shares. The Company shall reserve sufficient shares of Common Stock for issuance upon exercise of the Warrants.

7.2 Information Rights. The Company shall provide the Holder with quarterly and annual financial statements and notice of material events, as required by the Loan Agreement.

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ARTICLE 8:

TERMINATION

8.1 Termination Events. This Agreement shall terminate:

▪  Upon the Expiration Date, if the Warrants remain unexercised.

▪  Upon mutual written consent of the Company and the Holder.

▪  If the Notes are not issued by the Closing Date (August 31, 2026), and no Actual Principal Amount is advanced.

8.2 Effect of Termination. Upon termination, unexercised Warrants shall be void, and the Holder shall have no further rights hereunder, except for provisions that survive termination (e.g., confidentiality, indemnification).

ARTICLE 9:

MISCELLANEOUS

9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles.

9.2 Entire Agreement. This Agreement, together with the Loan Agreement, Term Sheet and warrant certificate, constitutes the entire agreement between the parties, superseding all prior agreements.

9.3 Amendments. Any amendment must be in writing and signed by both parties.

9.4 Notices. All notices shall be in writing and delivered to:

▪  Company: FAVO Capital, Inc., 4300 N. University Drive, Suite D-105, Lauderhill, Florida 33351.

▪  Holder: STEWARDS INTERNATIONAL FUNDS PCC (on behalf of the STEWARDS PRIVATE CREDIT FUND), 12th Floor, Nexteracom Tower, Tower 1, Ebene, Quatre Bornes, Mauritius 72201.

9.5 Severability. If any provision is found invalid, the remaining provisions shall remain in full force and effect.

9.6 Assignment. The Holder may assign the Warrants only with the Company’s prior written consent, except as permitted under Section 5.1. The Company may not assign its obligations without the Holder’s consent.

9.7 Counterparts. This Agreement may be executed in counterparts, each deemed an original, including via electronic signatures, which are binding.

9.8 Indemnification. The Holder shall indemnify the Company against losses arising from the Holder’s breach of representations or warranties. The Company shall indemnify the Holder against losses arising from the Company’s breach.

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9.9 Confidentiality. The Holder agrees to keep confidential all non-public information provided by the Company (e.g., financial projections, subsidiary performance), except as required by law or with the Company’s consent.

IN WITNESS WHEREOF, the undersigned have executed this Warrant Agreement as of the Effective Date.

FAVO CAPITAL, INC. By: /s/ Shaun Quin Name: Shaun Quin Title: President	STEWARDS INTERNATIONAL FUNDS PCC (on behalf of the STEWARDS PRIVATE CREDIT FUND), By: /s/ Kowen Pareemamun Name: Kowen Pareemamun Title: Director

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